Exhibit 4.9(xvii)

Portions of this exhibit have been omitted because it is not both material and is the type that the registrant treats as private or confidential.

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED.

Working Capital Loan Contract

Borrower: WIPO (Shanghai) New Energy Technology Co. Ltd

Principal business address: Building E, Hongqiao World Center, Lane 1588 Zhuguang Road, Qingpu District, Shanghai

Contact person: Xie Rui	Tel: [REDACTED]
Fax:	/ Email: /

Lender: Shanghai Pudong Development Bank Co., Ltd. Chongming Branch

Principal business address: No. 1, Lane 1588 Cuizhu Road, Chongming District, Shanghai

Contact person: Cai Yi	Tel: [REDACTED]

Whereas:

The Borrower, due to the need for capital turnover, applied to the Lender for a working capital loan; upon review, the Lender agrees to grant the loan in accordance with the terms and conditions of this Contract. In order to clarify the rights and obligations of both parties, this Contract is hereby entered into, through mutual consultation and in accordance with the relevant laws, regulations and rules of the People’s Republic of China, for both parties to abide by.

At the same time, the Borrower and the Lender confirm the following primary terms:

1. (Please tick “✓” in the box below as applicable; mark “x” for those not selected)

☒This Contract is executed as a supplemental financing document to the “Financing Facility Agreement” (hereinafter referred to as the “Financing Facility Agreement”) with No. /. After this Contract becomes effective, all of its terms shall be incorporated into the Financing Facility Agreement and form a part thereof (if the Borrower has previously signed the Financing Facility Agreement, this item shall be selected and the Financing Facility Agreement number shall be specified);

☑ This Contract is an independent credit document signed between the Borrower and the Lender (if the Borrower and the Lender have not signed the Financing Facility Agreement, this item shall be selected);

2. (If the loan purpose is “borrowing new to repay old” or “renewal loan business”, this item must be ticked ✓)

☒ The guarantors have been aware that the purpose of the loan under this Contract is to repay the loan under the original contract named: /
(Execution date: / year / month 1 day, Contract No.: /).

Part I Commercial Terms

1. Loan type:

☑ Short-term working capital loan ☒ Medium-term working capital loan

2. The loan amount under this Contract is:RMB (currency) Five Million yuan only (amount in words).

3. The specific purpose of the loan under this Contract is:Payment of goods purchase price to upstream suppliers.

4. The loan term under this Contract is (please tick “✓” in the box below as applicable; mark “x” for those not selected):

From / year / month / day to / year / month / day;

☑ From the date of the first drawdown for One (1) year (or / months).

The actual drawdown date and repayment date shall be subject to the dates recorded on the IOU (loan voucher) handled by the Lender and the Borrower. The final repayment date shall not exceed the loan term agreed in this Contract. The IOU (loan voucher) is an inseparable part of this Contract.

5. The loan interest rate under this Contract is (please tick “✓” in the box below as applicable; mark “x” for those not selected):

☑ (1) RMB loan interest rate:

Each loan under this Contract shall, at the time of each disbursement, be calculated based on the one-year (tenor) Loan Prime Rate (LPR) published by the National Interbank Funding Center at the end of the day on the day immediately preceding the actual disbursement date of the loan, ☒ + / − / BPS. If the calculated rate is less than 0%, it shall be 0%. (The Loan Prime Rate is an annual interest rate and can be checked via the National Interbank Funding Center and the website of the People’s Bank of China.)

After each loan under this Contract is disbursed, if the Loan Prime Rate is adjusted during the loan term, then the loan interest rate (please tick “✓” in the box below as applicable; mark “x” for those not selected):

☑ No adjustment; fixed interest rate;

☒ Interest rate shall be adjusted from the interest rate adjustment date, using the LPR of the tenor agreed above in this clause published by the National Interbank Funding Center at the end of the day on the day immediately preceding the interest rate adjustment date as the base, while the agreed floating points and calculation method remain unchanged. The specific interest rate adjustment date is as follows (please tick “✓” in the box below as applicable; mark “x” for those not selected):

Adjust annually; the interest rate adjustment date is the corresponding date in the corresponding month of the next calendar year of the actual loan disbursement date; if there is no corresponding date in that month of the next calendar year, the last day of that month shall be the interest rate adjustment date;

☒ Adjust annually; the interest rate adjustment date is January 1 each year;

☑ Adjust on the interest settlement date; the interest rate adjustment date is the day following the interest settlement date;

☒ Adjust quarterly; the interest rate adjustment date is the / day of the last month of each quarter;

Adjust monthly; the interest rate adjustment date is the / day of each month;

Other agreement (specific interest rate adjustment date): /.

☒ (2) Foreign currency loan interest rate:

1)Each loan under this Contract shall, at the time of disbursement, be calculated based on the base rate of (/year/month/week) (referred to as the “Base Rate Tenor”) of / (CME TERM SOFR/EURIBOR/SONIA/TONA/SARON, etc.) published by the Lender on the actual disbursement date, ☒ + / − / BPS (hereinafter referred to as the “Spread”, and the Spread ≥ 0). If the base rate is less than 0%, the base rate shall be 0%.

After each foreign currency loan under this Contract is disbursed, the interest rate adjustment method during the loan term is (please tick “✓” in the box below as applicable; mark “x” for those not selected):

From the disbursement date of each loan, adjust the loan interest rate based on the latest foreign currency base rate of the same tenor on the corresponding date, according to the Base Rate Tenor agreed in this Contract, ☐ + □ − the Spread agreed in this Contract. If the base rate is less than 0%, the base rate shall be 0%;

Fixed interest rate, i.e., the interest rate shall not be adjusted.

☒ 2) The foreign currency loan interest rate under this Contract shall be subject to the “Foreign Currency Interest Rate Supplementary Contract” separately signed by both parties to this Contract.

3)The interest rate of each loan under this Contract is / %, which is a fixed interest rate and shall not be adjusted during the loan term.

6. Interest settlement method under this Contract is (please tick “✓” in the box below as applicable; mark “x” for those not selected):

Interest settled monthly, and the interest settlement date is the 20th day of each month;

☑ Interest settled quarterly, and the interest settlement date is the 20th day of the last month of each quarter;

☒ Other method: /.

And the interest on each repayment under this Contract shall be repaid together with the principal.

7. Default interest rate under this Contract:

(1) The overdue default interest rate under this Contract shall be 30% above the applicable loan execution interest rate on the day the default interest is charged.

(2) The misappropriation default interest rate for failure to use the loan in accordance with the agreed purpose under this Contract shall be 50% above the applicable loan execution interest rate on the day the default interest is charged.

Where the loan currency is a foreign currency, if the foreign currency interest rate supplementary contract or foreign currency interest rate amendment contract signed by both parties to this Contract provides otherwise, such provisions shall apply.

8. Drawdown period under this Contract:

From December 4, 2025 to / day of January 2026. The first drawdown shall be made no later than January 3, 2026.

9. The drawdown plan under this Contract is as follows (please tick “✓” in the box below as applicable; mark “x” for those not selected):

☑ The drawdown plan is as shown in the table below:

Serial No.	Drawdown Date	Drawdown Amount
1	December 8, 2025	RMB Five Million yuan only (amount in words)
2	Year Month Day	(amount in words)
3	Year Month Day	(amount in words)
4	Year Month Day	(amount in words)
5	Year Month Day	(amount in words)
6	Year ☑ Day	(amount in words)

☒ Other drawdown plan agreement: /

10. The repayment plan under this Contract is as follows (please tick “✓” in the box below as applicable; mark “x” for those not selected):

☑ The repayment plan is as shown in the table below:

Serial No.	Repayment Date	Repayment Amount
1	December 7, 2026	RMB Five Million yuan only (amount in words)
2	Year Month Day	(amount in words)
3	Year Month Day	(amount in words)
4	Year Month Day	(amount in words)
5	Year Month H	(amount in words)
6	Year Month Day	(amount in words)

Other repayment plan agreement: /

11. Liquidated damages for early repayment of the loan:

Equivalent to / % of the total amount of the actually early repaid loan, or / (currency) / yuan only (amount in words).

12. The principal amount for early repayment shall not be less than:

/ (currency) / ten thousand yuan only (amount in words).

13. Account opening (for RMB loans, select one mode below; for foreign currency loans, the special account mode shall be selected; mark “x” for those not selected):

☑ Non-special-account mode:

(1) The general settlement account opened by the Borrower with the Lender is:

Account-opening bank: SPDB Shanghai Tangzhen Sub-branch
Account name: WIPO
Account No.: 96210078801300002232

(2) The funds collection account opened by the Borrower with the Lender is:

Account-opening bank: SPDB Shanghai Tangzhen Sub-branch
Account name: WIPO
Account No.: 96210078801300002232

☒Special account mode:

(1) The working capital loan disbursement special account opened by the Borrower with the Lender is:

Account-opening bank: /

Account name: /
Account No:/

This account shall not be used together with the fixed asset loan special account.

(2) The general settlement account opened by the Borrower with the Lender is:

Account-opening bank: /
Account name: /
Account No.: /

(3) The funds collection account opened by the Borrower with the Lender is:

Account-opening bank: /
Account name: /
Account No.: /

14. Lender entrusted payment:

Where the payment recipient is clear and the single payment amount exceeds (currency amount)

15. The guarantors and guarantee contracts providing guarantee for the debts under this Contract include but are not limited to:

☑ Guarantor: Liu Yuejin “Guarantee Contract” No. 【KZB97492025000000322:
Mortgagor:/ “Mortgage Contract” No. 【/ 】;
☒ Pledgor:/ “Pledge Contract” No. 【/ 】;
Other guarantee: /

16. Default handling.

Liquidated damages: Equivalent to 30% (amount in words) of the loan principal amount, or /.

17. Attachments to this Contract include:

(1) “Drawdown Application”.
(2) /
(3) /
(4) /
(5) /

18. Other matters agreed by both parties./

19. This Contract is made in four (4) originals, of which the Borrower holds one (1) original, the Lender holds two (2) originals, and the Guarantee Fund holds one (1) original, each having the same legal effect.

PART II GENERAL TERMS

Article 1 Loan

The Borrower irrevocably agrees and confirms that the Lender shall have the right, due to changes in laws, regulations and policies, or subject to restrictions of the government’s macro monetary policies or financial regulatory policies, or based on market conditions, funding position and financial cost conditions, its own business needs, the Borrower’s performance capability or financial condition, etc., or upon the occurrence of other material changes in circumstances, to consider adjusting or increasing the conditions for loan disbursement, or to defer, reduce or cancel the loan disbursement, and to notify the Borrower.

The borrowing under this Contract shall be used in accordance with the loan purpose agreed herein, and shall not be used for dividend distribution to the Borrower’s shareholders, or for investments in financial assets, fixed assets, equity interests, etc.; shall not be used in fields and for purposes the State prohibits from production or operation; shall not be used to replace debts arising from the Borrower’s investments in financial assets, fixed assets, equity interests, etc.; shall not be used to pay fines; shall not be transferred into margin deposits; shall not be “loan-to-deposit” (depositing the loan); shall not be used to repay overdue off-balance-sheet business advances; and shall not be used to pay employee bonuses or other items.

Article 2 Loan Interest Rate and Interest Calculation Method

Unless otherwise agreed in this Contract, interest on the loan under this Contract shall be calculated and collected from the date the Lender disburses the loan, based on the actual amount drawn and the number of days of utilization. The number of utilization days includes the first day but excludes the last day. Daily interest rate = monthly interest rate / 30; monthly interest rate = annual interest rate / 12; i.e., daily interest rate = annual interest rate / 360; however, where the loan currency is GBP, HKD, or SGD, daily interest rate = annual interest rate / 365.

The Lender shall have the right, with respect to any loan principal payable but unpaid by the Borrower upon maturity (as used in this Contract, “maturity” includes circumstances where the Lender declares the loan to be accelerated and become due early), to charge overdue penalty interest on such unpaid principal from the date it becomes overdue, at the overdue interest rate agreed in this Contract and calculated based on the actual number of overdue days, until the Borrower fully repays the principal and interest.

If the Borrower fails to use the loan funds in accordance with the agreed purpose, the Lender shall have the right, with respect to the loan amount used in breach, to charge penalty interest from the date of such breach, at the misappropriation penalty interest rate agreed in this Contract and calculated based on the actual number of days of breach, until the Borrower fully repays the principal and interest.

With respect to interest that the Borrower fails to pay on time (including normal interest, overdue penalty interest, and misappropriation penalty interest), the Lender shall, from the date such interest becomes overdue, calculate and collect compound interest at the overdue penalty interest rate agreed in this Contract and based on the actual number of overdue days.

Unless otherwise agreed by both parties, the interest rate calculation method for the loan under this Contract shall be the “simple interest method”. The interest rate calculation method may be checked via the website of the People’s Bank of China.

Market Disruption of Interest Rates

After the borrowing under this Contract is disbursed, if there is no applicable LPR (applicable to RMB) or foreign currency benchmark interest rate on the quotation date in the relevant interest period, the Borrower shall negotiate with the Lender to determine a substitute rate; if no agreement can be reached within five (5) banking business days after the start of the negotiation, the Borrower shall repay all loan principal and interest within thirty (30) banking business days from the date when agreement cannot be reached. If, at the same time of signing this Contract, the parties have signed a supplementary contract on foreign currency interest rates or a contract for changes to foreign currency interest rates, the interest rate shall be determined in accordance with the provisions of such supplementary contract or change contract.

Article 3 Drawdown

Prior to the first drawdown, the Borrower shall satisfy the following conditions:

(1) Submit the drawdown application (in the form set out in Appendix 1 or Appendix 2 to this Contract) and the duly completed “Loan (Credit) Voucher”, and other relevant documents, in accordance with the time and manner agreed in this Contract;

(2) This Contract and the corresponding security/guarantee contract(s) (if any) have been signed and remain continuously valid, and the security interest has been validly created;

(3) Submit the Borrower’s currently valid business license and articles of association, and the recent financial statements as of the drawdown date (including but not limited to the annual financial report audited by a certified public accountant for the previous year and the current period statements);

(4) Submit the borrowing resolution made by the Borrower’s board of directors/shareholders’ meeting or other body of equivalent effect, the power of attorney issued by the legal representative to the authorized representative, and the original signature specimen(s) of the legal representative and the authorized representative;

(5) The Borrower has opened the relevant account(s) with the Lender as required by the Lender;

(6) The Borrower has performed the obligations stipulated in this Contract and no event of default as stipulated herein has occurred;

(7) Submit relevant transaction documents meeting the conditions agreed in this Contract, such as commercial contracts and other materials;

(8) Other prerequisite conditions required by the Lender’s credit approval have been implemented (if any);

(9) Other documents or conditions required by the Lender.

In addition to the conditions for the first drawdown, prior to each drawdown, the Borrower shall also satisfy the following conditions:

(1) Submit the drawdown application (in the form set out in Appendix 1 or Appendix 2 to this Contract) and the duly completed “Loan (Credit) Voucher”, and other relevant documents, in accordance with the time and manner agreed in this Contract;

(2) The representations and warranties made by the Borrower under this Contract remain continuously valid;

(3) The Borrower has performed the obligations stipulated in this Contract and no event of default as stipulated herein has occurred;

(4) Other prerequisite conditions required by the Lender’s credit approval have been implemented (if any);

(5) Other documents or conditions required by the Lender.

Drawdown

(1) The Borrower shall make a one-time drawdown or drawdowns by installments in accordance with the drawdown plan agreed in this Contract, and shall, at least three (3) banking business days prior to the due date of each drawdown date, submit the drawdown application (in the form set out in Appendix 1 or Appendix 2 to this Contract) to the Lender to complete the drawdown procedures;

(2) If the Borrower needs to postpone or otherwise change the drawdown date, it shall obtain the Lender’s consent at least three (3) banking business days prior to the due date of the drawdown date; the Lender shall have the right to require the Borrower to pay the interest loss suffered by the Lender therefrom (interest loss = interest for the postponed drawdown period − interest for a demand deposit for the same period);

(3) If the Borrower requests to cancel all or part of the undrawn loan, it shall apply to the Lender at least three (3) banking business days prior to the determined drawdown date or the termination date of the drawdown period; such cancellation may be made only upon the Lender’s consent;

(4) If the Borrower fails to complete drawdown procedures within the determined drawdown date or drawdown period overdue and fails to apply for postponement of the drawdown, the Lender shall have the right to cancel the undrawn loan;

(5) The Borrower confirms that the Lender shall credit the loan funds drawn by the Borrower in accordance with Article 3 hereof into the working capital loan disbursement dedicated account (if any) or the general settlement account opened by the Borrower with the Lender under this Contract.

The Lender shall have the right to waive one or more of the above drawdown conditions, and such waiver shall not affect any rights enjoyed by the Lender under this Contract.

Emergency Funding

(1) If the Borrower has a reasonable emergency funding need, it may apply to the Lender for emergency funding, and shall submit to the Lender at least three (3) banking business days prior to the emergency funding date the drawdown application and/or the payment application (in the form set out in Appendix 1 or Appendix 2, and Appendix 3 to this Contract). The Lender shall have the right to approve or refuse the Borrower’s emergency funding need; where the Lender, upon assessment, deems the risk controllable and approves, it shall have the right to appropriately simplify the supporting materials and procedures for entrusted payment that the Borrower is required to provide in advance.

(2) The Borrower shall, within one month after disbursement (where the Lender has other requirements, follow the Lender’s requirements), provide the Lender with the entrusted payment supporting materials and proof of the use of the loan funds as required by the Lender, and cooperate with the Lender to complete the loan funds purpose management and post-review procedures; otherwise, it shall be deemed a breach, and the Lender shall have the right to take default handling measures in accordance with this Contract.

Article 4 Account Opening and Management

When signing this Contract, the Borrower shall have opened with the Lender a general settlement account and a funds collection account (see Part I of this Contract; the general settlement account and the funds collection account may be the same account), as well as the working capital loan disbursement dedicated account agreed by the parties to be opened (if any; for foreign currency working capital loans, the Borrower shall open a domestic foreign exchange loan account for loan disbursement/payment and repayment of principal and interest). The Borrower agrees that the Lender shall monitor the aforesaid accounts of the Borrower.

Where the working capital loan disbursement dedicated account has not been opened, the general settlement account shall be used to account for the loan funds disbursement and loan funds payment applied by the Borrower with the Lender; however, the general settlement account shall not enable cash management products or functions such as a cash pool that may affect the disbursement and payment of the loan.

Where the working capital loan disbursement dedicated account has been opened, such dedicated account shall be used to account for the loan funds disbursement and loan funds payment applied by the Borrower with the Lender; funds in such account shall accrue interest as demand deposits. The Borrower agrees that, in addition to the Borrower’s reserved seal, the working capital loan disbursement dedicated account shall also reserve the seal designated by the Lender. Without the Lender’s written consent, the Borrower shall not change the reserved seal for the working capital loan disbursement dedicated account at will. The loan disbursement dedicated account shall not enable payment behaviors via non-counter channels and the “universal withdrawal/payment” function, including corporate online banking (professional edition), corporate mobile banking (professional edition), global treasury platform and other cash management clients, telephone banking, etc.

● The Borrower confirms that the funds collection account is the income account and repayment account under this Contract. The Borrower’s income cash flow or the Borrower’s overall cash flow shall enter the funds collection account. The Borrower undertakes to timely provide the Lender with the inflow and outflow information of funds in the funds collection account.

The Borrower undertakes that, on each principal-and-interest repayment date under this Contract and within three (3) days prior thereto, the balance of funds in the Borrower’s funds collection account shall not be less than the amount of principal and interest payable by the Borrower for the current period. The Borrower agrees that, on each principal-and-interest repayment date and within three (3) days prior thereto, the Lender shall have the right to restrict or refuse the Borrower’s outward payments that would cause the balance in the funds collection account to fall below the amount of principal and interest payable for the current period, so as to ensure that the balance in the funds collection account is sufficient to pay the principal and interest payable for the current period.

The Lender shall have the right to conduct dynamic monitoring of the general settlement account and the funds collection account. Where abnormal fund flows occur in the general settlement account and/or the funds collection account, the Lender shall have the right to ask the Borrower to clarify the reasons, require the Borrower to provide relevant materials and take corresponding measures, and the Borrower shall cooperate.

Article 5 Payment Supervision

●	The Borrower agrees that the Lender shall have the right to manage and control the payment of the loan funds in the working capital loan disbursement dedicated account (if any) or the general settlement account through entrusted payment by the Lender and/or independent payment by the Borrower, so as to supervise that the loan funds are used for the purpose agreed in this Contract.

“Entrusted payment by the Lender” means that the Lender, based on the Borrower’s drawdown application and payment entrustment, pays the loan funds through the Borrower’s account to the Borrower’s transaction counterparties that meet the purpose agreed in this Contract.

“Independent payment by the Borrower” means that after the Lender disburses the loan funds into the Borrower’s account based on the Borrower’s drawdown application, the Borrower independently pays the funds to the Borrower’s transaction counterparties that meet the purpose agreed in the Contract.

●	The Borrower agrees that, where the Borrower and the Lender have newly established a credit business relationship and the Borrower’s credit status is average, or where the payee is specific and the single payment amount exceeds the amount agreed in this Contract (see Part I of this Contract) for payment of loan funds, or under other circumstances as determined by the Lender, the method of entrusted payment by the Lender shall be adopted.

Where entrusted payment by the Lender is adopted, the Lender shall have the right, based on the loan purpose agreed in the loan contract, to review whether the payee, payment amount and other information listed in the payment application provided by the Borrower are consistent with the supporting materials such as the corresponding commercial contracts. Upon approval, the Lender shall pay the loan funds through the Borrower’s account to the Borrower’s transaction counterparties.

When the Borrower applies to the Lender for outward payment of the loan funds, it shall submit supporting materials meeting the Lender’s requirements, including but not limited to:

(1) Supporting documents proving that the payment purpose complies with the purpose agreed in this Contract;

(2) Commercial contracts and written documents that truly reflect the Borrower’s payment obligations. For fees that must be paid without the need to sign a contract, the Borrower shall provide the charging policies and standards approved by the competent authority;

(3) Corresponding invoices or receipts; if they cannot be obtained at the time of payment, the Borrower shall timely provide the corresponding invoices or receipts for the use of funds after completion of payment;

(4) Lawful and valid payment vouchers;

(5) Other documents required by the Lender.

The Lender shall have the right to waive one or more of the above supporting materials, and such waiver shall not affect any rights enjoyed by the Lender under this Contract.

●	Where the Borrower has not opened the working capital loan disbursement dedicated account, the Borrower shall submit the drawdown application (in the form set out in Appendix 1 to this Contract) to the Lender three (3) banking business days prior to the intended drawdown date, and at the same time state whether to adopt the method of entrusted payment by the Lender or independent payment by the Borrower. Where entrusted payment is adopted, upon the Lender’s approval, the Lender shall make entrusted payment of the loan funds through the Borrower’s general settlement account to the designated account of the Borrower’s transaction counterparty that meets the purpose agreed in the Contract; where independent payment is adopted, the Lender shall disburse the corresponding loan funds drawn into the Borrower’s general settlement account, and the Borrower shall independently pay, through normal settlement methods, to the designated account of the Borrower’s transaction counterparty that meets the purpose agreed in the Contract. The Borrower confirms that the Lender shall have the right to review whether the Borrower’s relevant materials meet the payment conditions agreed in this Contract, and shall have the right to decide the payment method for the corresponding borrowing.

Where the working capital loan disbursement dedicated account has been opened, and entrusted payment by the Lender is adopted, the Borrower shall submit, three (3) banking business days prior to the payment date, the payment application (in the form set out in Appendix 3 to this Contract) affixed with the reserved seal of the Borrower for the working capital loan disbursement dedicated account, and relevant materials. The Lender shall have the right to review whether the Borrower’s relevant materials meet the payment conditions agreed in this Contract. Upon approval, the Lender shall, through the system, automatically make entrusted payment of the loan funds to the designated account of the Borrower’s transaction counterparty that meets the purpose agreed in the Contract (where the transfer method is manual transfer, the Lender shall affix the reserved seal of the Lender for the working capital loan disbursement dedicated account on the payment voucher and then make entrusted payment to the designated account of the Borrower’s transaction counterparty that meets the purpose agreed in the Contract).

Where the working capital loan disbursement dedicated account has been opened, and independent payment by the Borrower is adopted, the Borrower shall submit the payment application (in the form set out in Appendix 3 to this Contract) and relevant materials to the Lender three (3) banking business days in advance. The Lender shall have the right to review whether the relevant materials submitted by the Borrower meet the conditions agreed in this Contract. Upon approval by the Lender, the Borrower shall, based on the payment details approved by the Lender, fill out a consolidated payment voucher (the amount of each consolidated payment voucher shall not exceed the amount agreed in this Contract for entrusted payment by the Lender). After the Lender approves, it shall affix the reserved seal of the Lender for the loan disbursement account on the consolidated payment voucher, and transfer the corresponding funds to the Borrower’s general settlement account, and the Borrower shall independently pay, through normal settlement methods, from the general settlement account to the designated account of the Borrower’s transaction counterparty that meets the purpose agreed in the Contract.

Where independent payment by the Borrower is adopted, the Borrower shall submit to the Lender a consolidated report on the independent payment of loan funds on a monthly basis. The Lender shall have the right to verify, by means of account analysis, voucher inspection, on-site investigation, etc., whether the Borrower’s loan payments comply with the agreed purpose and the agreed payment method.

The Borrower confirms that it shall pay the remittance fee arising from the payment of the loan funds, and when such remittance fee arises, the Lender shall have the right to directly deduct and collect it based on the actual amount.

During the loan disbursement and payment process, if any of the following occurs to the Borrower, the Lender shall have the right to require the Borrower to supplement drawdown conditions and payment conditions, or change the loan payment method, or stop or suspend the disbursement and payment of the loan funds:

(1) Credit status declines;

(2) Operating and financial condition obviously deteriorates;

(3) Abnormalities occur in the use of the loan funds, or the Borrower fails to pay the loan funds in accordance with the contract, or violates the contract by splitting amounts to evade entrusted payment by the Lender;

(4) Other material acts that violate the contract.

Article 6 Repayment

The Borrower shall, in a timely and full manner, repay the loan principal and interest and relevant fees in accordance with the repayment plan agreed in this Contract. The Borrower hereby irrevocably authorizes the Lender to proactively debit and transfer the aforesaid amounts from the account(s) opened by the Borrower with the Lender on the loan maturity date or when the circumstances agreed in this Contract are satisfied, for the purpose of repaying the Lender’s creditor’s rights.

Where the Borrower repays the loan in advance, it shall submit a written application to the Lender and obtain the Lender’s written consent no later than the tenth (10th) banking business day prior to the expected repayment date. If the Borrower fails to obtain the Lender’s prior written consent, the Borrower shall still repay the principal and pay the interest in accordance with the term and interest rate agreed in the Contract.

The Borrower agrees and acknowledges that, in general, the foreign exchange loan under this Contract may not be prepaid. If, due to reasons, the Borrower indeed needs to prepay, it shall submit a written application to the Lender and obtain the Lender’s written consent no later than the fifteenth (15th) banking business day prior to the expected repayment date. If the Borrower fails to obtain the Lender’s prior written consent, the Borrower shall still repay the principal and pay the interest in accordance with the term and interest rate agreed in the Contract.

Any prepayment approved by the Lender shall be deemed that the loan becomes due in advance. In such case, the Lender also has the right to require the Borrower to pay a certain liquidated damages in accordance with this Contract (see Part I of this Contract).

Prepayment shall calculate interest based on the actual days of use by the Borrower, and shall be repaid together with the principal; the amount of principal prepaid shall not be less than the minimum amount agreed in Part I of this Contract; the principal so repaid shall, in accordance with the repayment plan sequence agreed in this Contract, be applied to reduce the outstanding loan principal.

If the Borrower is unable to repay on schedule due to justifiable reasons, it shall apply to the Lender for an extension of the loan term no later than the thirtieth (30th) banking business day prior to the repayment deadline agreed in this Contract, and prepare the necessary materials to complete the relevant extension procedures. Where the loan under this Contract is guaranteed, mortgaged or pledged, the guarantor, mortgagor or pledgor shall also issue written proof of consent. Whether to consent to the extension shall be decided by the Lender. If the Borrower does not apply for an extension, or if the application for extension is not approved by the Lender, the loan shall be converted into an overdue loan starting from the day following the maturity date.

The Borrower may not re-borrow or re-draw any loan funds that have already been repaid.

Article 7 Representations and Warranties

The Borrower makes the following representations and warranties to the Lender. Such representations and warranties are made at the time of execution of this Contract and shall remain continuously valid during the term of validity of this Contract.

The Borrower is a legal person or an unincorporated organization established under its applicable laws, with a complete financial system and repayment capability, and has the legal right to enter into and perform this Contract; it is able to perform the obligations under this Contract in its own name and independently assume civil liabilities.

The Borrower has the right to sign this Contract, and has completed all authorizations and approvals required by the shareholders’ meeting, board of directors or other competent authority for signing this Contract and performing its obligations hereunder. Each clause of this Contract is the true expression of the Borrower’s intent, and is legally binding upon the Borrower.

The execution and performance of this Contract do not violate the laws that the Borrower shall comply with (the laws under this Contract include the laws, regulations, rules, local regulations, judicial interpretations, etc. that the Borrower shall comply with, same below), the relevant documents, judgments or rulings of competent authorities, nor do they conflict with the Borrower’s articles of association or any contract, agreement or any other obligations already signed or assumed by the Borrower.

The Borrower warrants that all financial statements issued by it (if any) comply with the provisions of its applicable laws, and that the statements truly, completely and fairly reflect the Borrower’s financial condition.

In the course of signing and performing this Contract, the Borrower abides by the principle of honesty and good faith. All materials, documents and information provided by the Borrower to the Lender, including those of the Borrower itself and the guarantor, (including but not limited to business license, project approval documents, feasibility study report, proof of availability of self-raised funds, financial statements, etc.) are true, valid, accurate and complete, without any concealment or omission.

The Borrower warrants that it has completed the filing, registration or other procedures required for this Contract to be valid and legally performable.

Since the issuance of the most recent audited financial statements, the Borrower’s operating conditions and financial conditions have not undergone any material adverse change.

In its business activities, the Borrower strictly complies with laws and regulations, strictly carries out various businesses in accordance with the business items specified in its business license or the legally approved business scope, handles the annual registration/inspection procedures on time, and its production and operation are lawful and compliant; it has the capability of continuing operations and possesses lawful sources of repayment.

The Borrower shall not waive any due receivables, nor dispose of its existing major assets gratuitously or in any other inappropriate manner.

The Borrower has disclosed to the Lender the facts and circumstances known or that should be known by the Borrower that are important to the Lender’s decision on whether to grant the loan under this Contract (including but not limited to operating conditions, financial conditions, external guarantees, etc.).

The Borrower warrants that its credit status is good, and that it has no material adverse records.

The Borrower warrants that there are no other circumstances or events that have caused, or may cause, a material adverse impact on the Borrower’s ability to perform.

Article 8 Agreed Matters

The Borrower and the Lender agree as follows:

The Borrower warrants to operate in accordance with law and to use the loan in accordance with the purpose agreed in this Contract, and not to misappropriate it for other purposes. The Borrower shall, as required by the Lender, regularly provide various financial and accounting materials including monthly and annual statements, and actively cooperate with the Lender in supervising the payment and use of the loan funds as well as the Borrower’s operating and financial conditions, etc. The Lender may at any time check and supervise the payment and use of funds by various means.

The Borrower shall repay the principal and interest of the loan under this Contract at the time, in the amount, in the currency and at the interest rate specified in this Contract, the application form, and the “Loan (Credit) Voucher”.

The Borrower warrants that, once any event occurs or is about to occur that is sufficient to have a material adverse impact on the guarantor’s financial condition or its ability to perform the guarantee obligations, the Borrower will timely provide, separately, new guarantees acceptable to the Lender.

The Borrower undertakes that, before notifying the Lender and obtaining the Lender’s written consent, the Borrower shall not take the following actions:

(1) transfer (including by sale, gift, debt settlement, exchange and other forms), mortgage, pledge or otherwise dispose of all or a substantial part of its major assets;

(2) contracting, joint operation, change of actual controller or controlling/major shareholder, shareholding reform, merger (acquisition), joint venture (cooperation), split, equity transfer, establishment of subsidiaries, property rights transfer, capital reduction, restructuring, suspension of business, closure, cessation of business, liquidation/rectification, dissolution, filing for bankruptcy, reorganization, and major matters such as external investments that may affect its debt-paying ability, substantive increase in debt financing, etc., or similar legal procedures, and other acts that may affect the Borrower’s ability to repay;

(3) provide external guarantees that may adversely affect its financial condition, debt-paying ability, or its ability to perform its obligations under this Contract;

(4) prepay other long-term debts and may have a material adverse impact on the Borrower’s ability to perform its obligations under this Contract;

(5) sign contracts/agreements that have a material adverse impact on the Borrower’s ability to perform its obligations under this Contract, or assume relevant obligations that have such impact.

The Borrower undertakes that, upon the occurrence of any of the following events, the Borrower will immediately notify the Lender on the date of occurrence of such event, and deliver to the Lender the original of the relevant notice (affixed with the official seal) within five (5) banking business days from the date of occurrence of such event:

(1) An event occurs that causes the representations and warranties made by the Borrower in this Contract to become untrue, inaccurate or invalid.

(2) The Borrower or its controlling shareholder, actual controller or its affiliates is involved in litigation or arbitration, or its assets are detained, sealed up, frozen, subject to compulsory enforcement, retained, or subjected to other measures with the same effect; or its legal representative / person in charge is involved in litigation, arbitration or other compulsory measures;

(3) Changes occur in matters such as the Borrower’s legal representative or its authorized agent, person in charge, principal financial officer, correspondence address, enterprise name, office premises, etc.;

(4) An application for reorganization or bankruptcy is filed by other creditors, or it is revoked by the competent superior authority;

(5) Other material adverse matters occur that are sufficient to affect the Borrower’s debt-paying ability.

The Borrower warrants that it will not, in violation of the normal order of repayment, give priority to the repayment of other borrowings, and that it does not now and will not in the future sign any contract or agreement that will cause the loan under this Contract to be in a subordinated position.

The Borrower shall, as far as possible, repay and pay the principal and interest of the loan under this Contract in funds of the same currency. If the Borrower repays the debt in a different currency, the Borrower shall do so on its own, or authorize the Lender to convert the funds in the different currency into the loan currency under this Contract in the manner set forth in the “debit and transfer arrangement” of this Contract, for repayment of the principal and interest owed. The expenses arising therefrom shall be borne by the Borrower. Where the guarantor repays the debt on behalf of the Borrower in a different currency, it shall be handled in accordance with the “debit and transfer arrangement” in the guarantee contract, and the expenses arising therefrom shall be borne by the Borrower.

Where the guarantee under this Contract encounters specific circumstances or specific changes occur, the Borrower shall, as required by the Lender, timely provide other guarantees acceptable to the Lender. Such specific circumstances or specific changes include but are not limited to: the guarantor suspending production, ceasing business, dissolution, suspension for rectification, revocation or cancellation of business license, filing for or being filed for reorganization or bankruptcy, material changes in operating or financial condition, involvement in material litigation or arbitration cases, involvement of legal representative, directors, supervisors, and key operation/management personnel in cases, decrease or possible decrease in the value of the collateral, or the collateral being subjected to preservation measures such as seizure/sealing, default under the guarantee contract, and request to release the guarantee contract, etc.

The Lender has the right to conduct on-site or off-site due diligence investigations, and to conduct post-loan supervision and inspection on the Borrower’s operating conditions, financial conditions, external guarantees, use of loan funds, repayment status, etc.; the Borrower has the obligation to actively cooperate with the Lender in loan payment management, post-loan management and relevant supervision and inspection.

The Lender has the right to recover the loan funds under this Contract ahead of schedule based on the Borrower’s fund collection situation, and the Borrower undertakes to cooperate unconditionally.

Special agreed matters regarding group customers (applicable to group customers).

If the Borrower under this Contract is a group customer, the Borrower hereby undertakes:

(1) The Borrower shall timely report affiliated transactions where the net assets of the actual credit recipient exceed 10% in relation to connected transactions, including: ① the affiliated relationship among the parties to the transaction; ② the transaction items and nature of the transaction; ③ the transaction amount or the corresponding proportion; ④ pricing policy (including transactions with no amount or only a symbolic amount).

(2) Where the actual credit recipient falls under any of the following circumstances, it shall be deemed that the Borrower is in default under this Contract, and the Lender has the right to unilaterally decide to cancel the unused credit line, and recover part or all of the used credit line, or require the customer to add margin up to 100%: ① providing false materials or concealing important operating/financial facts; ② changing the original intended purpose of the credit line without the Lender’s consent, misappropriating the credit line, or engaging in illegal or non-compliant transactions using bank credit line; ③ using false contracts with affiliated parties, discounting or pledging at the bank accounts receivable bills, accounts receivable and other creditor’s rights without a real trade background, to obtain bank funds or credit line; ④ refusing to accept the Lender’s supervision and inspection of the use of credit funds and relevant operating and financial activities; ⑤ major mergers, acquisitions and restructurings occur and the Lender believes they may affect the security of the credit line; ⑥ intentionally evading or repudiating bank creditor’s rights through affiliated transactions.

●	Special guarantees, undertakings and agreed matters regarding green credit (applicable to borrowers such as nuclear power plants, large hydropower stations, water conservancy projects, resource extraction projects, etc. whose construction, production and operation activities may seriously change the original state of the environment and the resulting adverse environmental and social consequences are not easy to eliminate, as well as borrowers such as petroleum processing, coking and nuclear fuel processing, chemical raw materials and chemical products manufacturing, etc. whose construction, production and operation activities will produce adverse environmental and social consequences but are relatively easy to eliminate through mitigation measures):

(1) The Borrower undertakes to submit to the Lender an environmental, social and governance (ESG) risk report, and declares and warrants to strengthen ESG risk management, including: ① the internal management documents related to ESG risks comply with the requirements of laws and regulations and are effectively implemented; ② there are no material litigation cases related to ESG risks;

(2) The Borrower undertakes to accept the Lender’s supervision and strengthen ESG risk management, including: ① undertaking that all actions and performance related to ESG risks are compliant; ② undertaking to establish and improve internal management systems for ESG risks, and to specify in detail the responsibilities, obligations and penalty measures of the relevant responsible personnel of the Borrower; ③ undertaking to establish and improve emergency response mechanisms and measures for ESG risk incidents; ④ undertaking to set up a dedicated department and/or designate dedicated personnel to be responsible for ESG risk matters; ⑤ undertaking to cooperate with the Lender or a third party recognized by the Lender in evaluating and inspecting the Borrower’s ESG risks; ⑥ in the face of strong doubts from the public or other stakeholders about the Borrower’s performance in controlling ESG risks, undertaking to give an appropriate response or take other necessary actions; ⑦ undertaking to urge the Borrower’s critical affiliates to strengthen management to prevent the transmission of affiliates’ ESG risks to the Borrower; ⑧ undertaking to perform other matters that the Lender deems related to controlling ESG risks;

(3) The Borrower undertakes that, in the event of any of the following circumstances, it shall timely and fully report to the Lender: ① various permits, approvals and verifications related to ESG risks during commencement, construction, operation and shutdown; ② the evaluation and inspection of the Borrower’s ESG risks by ESG risk regulatory authorities or institutions recognized by them; ③ the supporting construction and operation status of environmental facilities; ④ the discharge and compliance status of pollutants; ⑤ the safety and health status of employees; ⑥ major complaints and protests from adjacent communities against the Borrower; ⑦ major environmental and social claims; ⑧ other major circumstances that the Lender deems related to ESG risks;

(4) If the Borrower and the actual credit recipient fall under any of the following circumstances, it shall be deemed that an event of default has occurred under this Contract: ① the Borrower’s statements, guarantees and undertakings regarding ESG risk management have not been earnestly performed; ② the Borrower is penalized by relevant governmental departments due to poor ESG risk management; ③ the Borrower is strongly questioned by the public and/or media due to poor ESG risk management; ④ other events of default regarding ESG risk management agreed between the Lender and the Borrower, including cross-default events;

Where the Borrower has any of the above events of default, the Lender has the right to unilaterally decide: ① to revoke the credit commitments already made; ② to suspend the disbursement of the loan until the Borrower has taken remedial measures satisfactory to the Lender; ③ to recover in advance the loan already disbursed; ④ when the loan cannot be repaid, to exercise in advance the relevant mortgage/pledge rights and other penalty measures; ⑤ other penalty measures agreed between the Lender and the Borrower.

The Borrower undertakes not to unlawfully add new implicit local government debt; otherwise, the Lender has the right to immediately suspend/terminate the Borrower’s drawdown, and has the right to declare part or all of the loan already disbursed to be due in advance. Meanwhile, the Lender has the right to report the relevant circumstances to the relevant regulatory authorities.

Anti-money laundering arrangement

The Borrower confirms and agrees that the Lender has the right to conduct money laundering risk assessments on the transactions involved under this Contract in accordance with applicable anti-money laundering laws and regulations and internal management requirements. If the Borrower violates the Lender’s anti-money laundering management requirements, or the Lender has reasonable grounds to suspect that the Borrower and/or the transactions under this Contract are suspected of participating in money laundering, sanctions, terrorist financing or financing of proliferation of weapons of mass destruction activities identified by the United Nations Security Council, the Financial Action Task Force (FATF), China, the United States, the European Union, the United Kingdom, Singapore and other international organizations or countries, export control, or tax evasion and other illegal or non-compliant acts, the Lender has the right to take necessary control measures in accordance with the People’s Bank of China’s anti-money laundering regulatory requirements and internal management requirements, etc. At the same time, the Lender has the right, without notifying the Borrower, to directly restrict or suspend all or part of the business under this Contract, has the right to declare the loan due in advance, has the right to terminate this Contract, and shall not bear any liability, and has the right to require the Borrower to bear all losses caused to the Lender thereby.

The Borrower hereby agrees and irrevocably authorizes: in accordance with the “Regulation on the Administration of Credit Reporting Industry” and other credit reporting-related laws and regulations, and the requirements of regulatory provisions, as well as the collection requirements of the national basic financial credit information database established by the state, the Lender has the right to provide to the national basic financial credit information database established by the state the information of all contracts/agreements/undertakings signed between the Borrower and the Lender, including the performance information related to the performance of all the above contracts/agreements/undertakings, as well as the basic enterprise information and other information provided by the Borrower, for inquiry and use by entities qualified to make inquiries; meanwhile, the Lender also has the right to inquire and use the Borrower’s credit information already entered in the national basic financial credit information database established by the state. This authorization covers all stages in which the Lender conducts necessary business management of the business under this Contract before and after the signing of this Contract, and the validity period shall become invalid upon the actual termination of this Contract.

The Borrower hereby confirms that it has fully understood and is aware of the Lender’s stance of opposing its employees’ seeking any form of benefit by taking advantage of their positions, and undertakes to avoid such situations in line with the principle of integrity and fairness, and not to privately provide the Lender’s employees with any improper benefits in any form, such as kickbacks, gratuities, securities, valuables, various rewards, reimbursement of private expenses, private travel, high-consumption entertainment, etc.

Article 9 Debit and Transfer Arrangement

●	The Borrower agrees that, when any debt related to the loan under this Contract becomes due and payable, the Lender has the right to directly debit and transfer funds in the fund collection account opened by the Borrower with Shanghai Pudong Development Bank Co., Ltd. to settle the due and payable deb…

(Continuation) Article 9 Set-off/Deduction Arrangements

…debts. If the funds in the funds collection account are insufficient to settle the debts, the Lender shall have the right to directly deduct/transfer funds from any other account opened by WIPO at any branch of Shanghai Pudong Development Bank Co., Ltd.

The Lender shall have the right to apply the proceeds received at its discretion to the repayment of loan principal, interest, or other fees, etc. Where multiple claims fall due and remain unpaid at the same time, the Lender shall decide the order of repayment of such claims.

Where the currency of the deducted/appropriated proceeds is inconsistent with the currency that needs to be repaid, it shall be handled in the following manner:

(1) If the loan currency is RMB, then the deducted amount shall be converted into RMB at the buying exchange rate between the currency of the deducted amount and RMB as announced and applicable by the Lender at the time of deduction, and the loan principal and interest shall be repaid after settlement and conversion into RMB.

(2) If the loan currency is a non-RMB currency, and the deduction currency is RMB, then the Lender shall directly purchase foreign exchange at the selling exchange rate between the loan currency and RMB as announced and applicable by the Lender at the time of deduction, convert the amount into the loan currency, and repay the loan principal and interest.

(3) If both the loan currency and the deduction currency are non-RMB currencies and are different, then the deducted amount shall first be converted into RMB at the buying exchange rate between the currency of the deducted amount and RMB as announced and applicable by the Lender at the time of deduction, and then be converted into the loan currency by purchasing foreign exchange at the selling exchange rate between the loan currency and RMB as announced by the Lender on that day, and the loan principal and interest shall be repaid thereafter.

Article 10 Evidence of Claims

In accordance with the Lender’s consistent business operating practices, the Lender shall maintain accounting entries in its accounting books related to the business activities involved in this Contract to evidence the Lender’s loan amount. WIPO acknowledges that the valid evidence of the loan claim under this Contract shall be subject to the accounting vouchers issued and recorded by the Lender in accordance with its own business rules, or other valid supporting documents.

Article 11 Agreed Service Addresses

The Lender confirms that the address stated on the cover page of this Contract is its valid service address. Any notice served directly or by mail by WIPO to the Lender under this Contract shall be sent to the address stated on the cover page of this Contract, until the Lender announces a change of such address. WIPO agrees that all notices sent by it to the Lender shall be deemed served only when actually received by the Lender.

WIPO confirms that the address and the service information such as fax number and email address stated on the cover page of this Contract are its valid mailing or electronic service addresses. For various non-litigation notices and other documents under this Contract, and for any litigation arising from this Contract (including any litigation procedures and enforcement procedures such as first instance, second instance, and retrial), any letters, summons, notices, judgments/rulings, and other legal instruments sent to it, as long as they are sent by mail or by electronic service such as fax or email to the mailing or electronic service address stated on the cover page of this Contract, shall be deemed served. The specific date of service shall be governed by the provisions on service dates in the Civil Procedure Law. Any change of the above mailing or electronic service address shall have no legal effect unless the Lender is notified in advance; the service address confirmed in this Contract shall still be deemed a valid service address.

Article 12 Events of Default and Default Remedies

1. Events of Default

Any of the following circumstances shall constitute WIPO’s default to the Lender:

(1) Any representation or warranty made by WIPO in this Contract, or any notice, authorization, approval, consent, certificate, or other document made pursuant to this Contract or related to this Contract, is incorrect or misleading when made, or has been proved to be incorrect or misleading, or has been proved to have become invalid, revoked, or without legal effect.

(2) WIPO fails to perform and comply with the agreed obligations and undertakings in this Contract.

(3) Material cross default events occur to WIPO, including but not limited to WIPO breaching any provisions of any other loan contract or agreement executed by it, or WIPO failing to settle any indebtedness thereunder when due.

(4) WIPO’s investors withdraw capital contributions, transfer assets, or transfer equity without authorization.

(5) The guarantor has already or will no longer have the ability to provide corresponding guarantee for the loan, or disposes of collateral without authorization, or provides repeated guarantees, etc., in violation of the guarantee documents signed by it.

(6) WIPO ceases business, suspends production, suspends operations, undergoes business suspension for rectification, reorganization, liquidation, is taken over or placed under trusteeship, is dissolved, has its business license revoked or deregistered, or becomes bankrupt.

(7) The credit status of WIPO or the guarantor deteriorates, operations encounter serious difficulties, or any event or circumstance occurs that adversely affects its normal operations, financial condition, or debt repayment ability.

(8) WIPO or its controlling shareholder, actual controller, or any of its affiliates is involved in major litigation or arbitration, or its material assets are seized, sealed up, frozen, subject to compulsory enforcement, or subject to other measures of equivalent effect; or its legal representative/person in charge, directors, supervisors, or senior management personnel are involved in litigation, arbitration, or other compulsory measures, resulting in an adverse impact on WIPO’s debt repayment ability.

(9) Failure to repay principal and interest on time, or failure to use the loan for the agreed purpose.

(10) Failure to make payments of loan funds in the agreed manner.

(11) The documents, materials, and information submitted in applying to the Lender for the loan are invalid, distorted, false, incorrect, or erroneous.

(12) Failure to meet or exceeding the relevant financial indicator constraints agreed in this Contract.

(13) Within any principal and interest repayment date under this Contract and within the three (3) days prior thereto, the balance of funds in the funds collection account is lower than the amount of principal and interest payable by WIPO for the current period.

(14) Abnormal fund flows occur in the general settlement account / funds collection account.

(15) WIPO is suspected of participating in illegal or non-compliant activities such as money laundering, sanctions, terrorist financing, financing for proliferation of weapons of mass destruction, export controls, tax evasion, etc.

(16) WIPO unlawfully adds implicit local government debt.

(17) WIPO has other acts that violate this Contract and hinder the normal performance of this Contract, or violates regulatory policies or the Lender’s relevant management rules, or otherwise harms the Lender’s legitimate interests.

(18) Other circumstances where WIPO violates the contractual agreements.

2. Default Remedies

(1) When one or more of the default circumstances listed in the preceding paragraph occurs, the Lender may, at its discretion, take one or more of the following measures:

① Require WIPO to rectify or make corrections within a time limit.

② Reduce the credit limit, reduce the loan amount, cancel the unused loan of WIPO, and stop or suspend the disbursement and payment of the unused loan of WIPO.

③ Declare that all or part of the loan principal under this Contract becomes immediately due and payable in advance, and require immediate repayment of part or all of the loan, settle the outstanding interest, and immediately pursue recourse against WIPO or the guarantor in various forms.

④ Charge penalty interest on overdue loans and on loans that are occupied/misappropriated, and charge compound interest.

⑤ Adjust the loan interest rate.

⑥ Deduct/transfer funds from any account opened by WIPO at any branch of Shanghai Pudong Development Bank Co., Ltd.

⑦ Require WIPO to supplement the loan disbursement and payment conditions, or change the loan payment method.

⑧ Require WIPO to provide other guarantees acceptable to the Lender.

⑨ Take other necessary measures as provided by law and pursue WIPO’s corresponding legal liabilities.

(2) In addition to the above measures, the Lender may also require WIPO to bear liability for breach of contract and require WIPO to pay liquidated damages (for the calculation method of liquidated damages, see Part I of this Contract). If the liquidated damages are insufficient to cover the losses suffered by the Lender, WIPO shall compensate the Lender for all losses thereby suffered.

(3) If WIPO fails to repay principal or pay interest in full and on time, it shall also bear all expenses paid by the Lender for realizing its claims and guarantee rights, including but not limited to collection expenses, litigation expenses, attorney’s fees, travel expenses, and various other payable expenses.

Article 13 Effectiveness, Amendment and Termination

This Contract shall become effective after being signed (or sealed) by the legal representative of WIPO or its authorized agent and affixed with WIPO’s official seal, and signed (or sealed) by the legal representative (person in charge) of the Lender or its authorized agent and affixed with the Lender’s official seal (or contract special seal), and shall terminate after all claims under this Contract have been fully settled.

After this Contract becomes effective, neither party to the Contract may unilaterally amend or terminate this Contract in advance. If this Contract needs to be amended or terminated, both parties shall reach consensus through negotiation and enter into a written agreement.

Article 14 Other Terms

1. Definitions

(1) “All Claims” under this Contract refer to loan principal, interest, liquidated damages, and various expenses incurred for realizing the claims.

(2) “Interest” under this Contract includes interest, penalty interest, and compound interest.

(3) “Bank Business Day” under this Contract refers to a day on which the Lender’s corporate business at the Lender’s domicile is normally open for business, excluding Saturday and Sunday (except those open to the public due to holiday adjustments) or other statutory holidays.

2. Governing Law

This Contract shall be governed by and construed in accordance with the laws of the People’s Republic of China (for the purpose of this Contract, excluding the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and the Taiwan region).

3. Dispute Resolution

All disputes arising from this Contract shall be resolved through friendly consultation; if consultation fails, a lawsuit shall be filed with the People’s Court at the domicile of the Lender. During the dispute period, each party shall continue to perform the non-disputed provisions.

4. Personal Information Protection

Both parties to this Contract warrant that, where one party provides to the other party information of internal personnel such as the legal representative and authorized agent for the purpose of signing and performing this Contract agreement, it undertakes that it has obtained authorization and consent from the aforesaid personnel. Both parties shall process relevant personal information only for the purpose of signing and performing this Contract agreement, and shall perform corresponding obligations in accordance with the requirements of the Personal Information Protection Law.

5. Miscellaneous

(1) For matters not covered by this Contract that require supplementation, both parties may agree and record them in Part I of this Contract, or may separately enter into a written agreement as an appendix to this Contract. The appendices to this Contract (see Part I of this Contract) are an inseparable part of this Contract and have the same legal effect as the main text of this Contract.

(2) During the validity period of this Contract, any forbearance by the Lender toward any default or other acts of WIPO, or any delay in taking action, shall not impair, affect, or limit any rights or interests that the Lender, as a creditor, is entitled to under the law or this Contract; nor shall it be regarded as the Lender’s acknowledgment of WIPO’s breach of this Contract; still less shall it be deemed that the Lender waives its right to take action against WIPO’s existing or future defaults.

(3) The invalidity of any provision of this Contract shall not affect the validity of other provisions. Regardless of the reason for invalidity of this Contract, WIPO shall still bear the responsibility to repay all debts owed to the Lender under this Contract. If the above occurs, the Lender shall have the right to immediately terminate the performance of this Contract and may immediately claim from WIPO all debts owed by WIPO under this Contract.

(4) The Lender may assign all or part of its rights and/or obligations under this Contract, and in such case, the assignee shall enjoy and/or assume toward WIPO the same rights and/or obligations that it would enjoy and/or assume if it were a party to this Contract. After receiving the Lender’s notice of assignment of claims, WIPO shall assume liability toward the assignee in accordance with this Contract.

(5) Unless otherwise specifically stated in this Contract, the terms and expressions in the appendices to this Contract shall have the same meanings as in this Contract.

(6) The headings under this Contract are for reference convenience only and shall not serve as the basis for the content under such headings.

Signature Page (No Main Text)

This Contract is signed by the following Borrower and the Lender on ___ year ___ month ___ day.
The Borrower confirms that, at the time of signing this Contract, both parties have given detailed explanations and discussions on all clauses; both parties have no objection to any clauses of the Contract, and have an accurate and error-free understanding of the legal meanings of the parties’ relevant rights and obligations and clauses limiting or exempting liabilities.

Borrower (Official Seal): WIPO (Shanghai) New Energy Technology Co. Ltd
Lender (Official Seal or Contract Special Seal): Shanghai Pudong Development Bank Co., Ltd.

Legal Representative or Authorized Agent (Signature or Seal): __________

Legal Representative / Person in Charge or Authorized Agent (Signature or Seal): __________